Exhibit 99.1
CEVA, Inc. Announces Record Fourth Quarter and Year End 2010 Financial Results
•	All-time high quarterly and annual revenue of $13.0 million and $44.9 million, a 28% and a 17% increase, respectively
•	Record quarterly royalty revenue of $7.5 million, up 55% year-over-year
•	Record shipment volumes of CEVA technology; CEVA becomes world’s #1 DSP architecture deployed in cellular baseband processors
•	Record quarterly GAAP and non-GAAP operating margins of 29% and 33%, respectively
MOUNTAIN VIEW, Calif. — January 31, 2011 — CEVA, Inc. (NASDAQ: CEVA); (LSE: CVA), the leading licensor of silicon intellectual property (SIP) platform solutions and DSP cores for the mobile handset, portable and consumer electronics markets, today announced its financial results for the fourth quarter and year ended December 31, 2010.
Fourth Quarter 2010
Total revenue for the fourth quarter of 2010 was $13.0 million, which represents an increase of 28% compared to $10.2 million reported for the fourth quarter of 2009. Fourth quarter 2010 licensing revenue was $4.6 million, a 2% decrease when compared to $4.7 million reported for the fourth quarter of 2009. Royalty revenue for the fourth quarter of 2010 was a record $7.5 million, an increase of 55% compared to $4.8 million reported for the fourth quarter of 2009. Revenue from services for the fourth quarter of 2010 was $0.9 million, an increase of 38% compared to $0.7 million reported for the fourth quarter of 2009.
U.S. GAAP net income for the fourth quarter of 2010 was $4.2 million, an increase of 45% over $2.9 million reported for the same period in 2009. U.S. GAAP diluted earnings per share for the fourth quarter of 2010 were $0.18, an increase of 29% compared to $0.14 for the fourth quarter of 2009.
Non-GAAP net income and diluted earnings per share for the fourth quarter of 2010 was $4.3 million and $0.19, respectively, representing an increase of 82% and 73%, respectively, over the $2.4 million and $0.11 reported for the fourth quarter of 2009. Non-GAAP net income and diluted earnings per share for the fourth quarter of 2010 exclude an aggregate equity-based compensation expense of $0.5 million. Non-GAAP net income and diluted earnings per share for the fourth quarter of 2009 excluded an aggregate equity-based compensation expense of $0.7 million, a pre-tax capital gain of $1.8 million related to the divestment of the Company’s equity interest in GloNav Inc. and its related tax expense of $0.6 million.

Gideon Wertheizer, Chief Executive Officer of CEVA, stated, “The fourth quarter of 2010 was the strongest quarter in CEVA’s history, resulting in record high revenues, royalties, operating margins, and earnings. Underpinning this performance, we experienced exceptional growth in the shipment of cellular baseband processors powered by CEVA DSPs across all handset and mobile broadband device market segments, including, feature phones, high-end smartphones, tablets, data cards, and machine-to-machine equipment. This growth is indicative of the wireless industry momentum behind our licensable DSPs, whereby our customers continue to take market share from industry incumbents that rely on in-house developed DSP technology.”
Mr. Wertheizer continued, “Overall, 2010 was an outstanding year for CEVA. We continued to increase and strengthen our strategic customer base with leading wireless semiconductor manufacturers and OEMs that will leverage our advanced DSP technologies for future mass deployment of 4G devices. Shipments of CEVA-powered chipsets increased 84% year over year to more than 600 million units, and we reached a historic milestone in becoming the world’s number one DSP architecture deployed in cellular baseband processors. Looking ahead to 2011, we are extremely well positioned to continue our growth trends with tier-one handset OEMs and further expanding in two underpenetrated, significant market segments: the mobile broadband devices market, such as data cards, tablets and machine-to-machine devices, and handsets targeted at the emerging economies.”
During the fourth quarter of 2010, the Company concluded five new license agreements. Four agreements were for CEVA DSP cores, platforms, and software, and one agreement was for CEVA Bluetooth technology. Target applications for customer deployment are 4G and 3G baseband processors for handsets, femtocells and low-power medical devices. Geographically, three of the agreements signed were in the U.S. and two were in Asia.
Full Year 2010 Review
Total revenue for 2010 was $44.9 million, an increase of 17% compared to $38.5 million reported for 2009. Royalty revenue for 2010 was a record high $22.9 million, representing an increase of 41% compared to $16.2 million reported for 2009. Licensing revenue for 2010 was $18.4 million, a decrease of 2% compared to $18.8 million reported for 2009.
U.S. GAAP net income and diluted earnings per share for 2010 was $11.4 million and $0.51, respectively, an increase of 36% and 24%, respectively, compared to $8.3 million and $0.41 reported for 2009.

Non-GAAP net income and diluted earnings per share for 2010 was $12.7 million and $0.56, respectively, representing an increase of 46% and 33%, respectively, over the $8.7 million and $0.42 reported for 2009. Non-GAAP net income and diluted earnings per share for 2010 exclude an aggregate equity-based compensation expense of $2.1 million. Non-GAAP net income and diluted earnings per share for 2009 excluded an aggregate equity-based compensation expense of $2.9 million, a pre-tax capital gain of $3.7 million related to the divestment of the Company’s equity interest in GloNav Inc. and the related tax expense of $1.1 million.
Yaniv Arieli, Chief Financial Officer of CEVA, stated, “Our fourth quarter earnings demonstrate consistent execution of our strategy for growth and profitability. We achieved substantial progress both in terms of profitability and market traction for our technologies. Our success is clearly reflected in all-time record high royalty revenues for the fourth quarter and fiscal 2010. We also reached record high non-GAAP net income and diluted EPS, both on a quarterly and on an annual basis, and generated significant positive cash flow of approximately $14 million during the fourth quarter. We ended the year with a very strong balance sheet, which included cash balances and marketable securities of approximately $131 million.”
CEVA Conference Call
On January 31, 2011, CEVA management will conduct a conference call at 8:30 a.m. Eastern Time / 1:30 p.m. London time, to discuss the operating performance for the fourth quarter and year ended December 31, 2010.
The conference call will be available via the following dial in numbers:
•	US Participants: Dial 1-877-493-9121 (Access Code: CEVA or 35655172)
•	UK/Rest of World: Dial +44-800-051-3806 (Access Code: CEVA or 35655172)
The conference call will also be available live via the Internet at the following link: http://www.videonewswire.com/event.asp?id=75584. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.
For those who cannot access the live broadcast, a replay will be available by dialing 1-800-642-1687 (passcode: 35655172) for US domestic callers and +44-800-917-2646 (passcode: 35655172) for international callers from two hours after the end of the call until 11:59 p.m. (Eastern Time) on February 7, 2011. The replay will also be available at CEVA’s web site www.ceva-dsp.com.

For More Information Contact:

Yaniv Arieli	Richard Kingston
CEVA, Inc.	CEVA, Inc.
CFO	Director of Marketing & Investor Relations
+1.650.417.7941	+1.650.417.7976
yaniv.arieli@ceva-dsp.com	richard.kingston@ceva-dsp.com
About CEVA, Inc.
CEVA is the leading licensor of DSP cores and platforms targeting the mobile handset, portable and consumer electronics markets. CEVA’s IP portfolio includes comprehensive technologies for cellular baseband (2G / 3G / 4G), multimedia, HD video and audio, voice over packet (VoP), Bluetooth, Serial Attached SCSI (SAS) and Serial ATA (SATA). In 2010, CEVA’s IP was shipped in over 600 million devices, powering handsets from 7 out of the top 8 handset OEMs, including Nokia, Samsung, LG, Motorola, Sony Ericsson and ZTE. Today, more than one in every three handsets shipped worldwide is powered by a CEVA DSP core. For more information, visit www.ceva-dsp.com.
Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including Mr. Wertheizer’s statements about CEVA’s ability to leverage the industry shift towards the use of third-party DSP cores and CEVA being well positioned to take advantage of the growth of the mobile broadband devices and ultra-low handsets markets. The risks, uncertainties and assumptions include: the ability of the CEVA DSP cores and other technologies to continue to be strong growth drivers; the ability of products incorporating CEVA’s technologies to achieve market acceptance; CEVA’s success in penetrating new markets and maintaining its market position in existing markets; the effect of intense industry competition and consolidation; the possibility that the markets for CEVA’s technologies may not develop as expected; CEVA’s ability to timely and successfully develop and introduce new technologies; and general market conditions and other risks relating to CEVA’s business, including, but not limited to, those that are described from time to time in its SEC filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS — U.S. GAAP
U.S. dollars in thousands, except per share data

	Quarter ended		Year ended
	December 31,		December 31,
	2010	2009	2010	2009
	Unaudited	Unaudited	Unaudited	Audited
Revenues:
Licensing	$4,621	$4,705	$18,395	$18,764
Royalties	7,494	4,822	22,866	16,225
Other revenues	911	658	3,650	3,478

Total revenues	13,026	10,185	44,911	38,467

Cost of revenues	1,134	906	3,712	4,117

Gross profit	11,892	9,279	41,199	34,350

Operating expenses:
Research and development, net	4,666	4,429	17,909	16,561
Sales and marketing	2,060	1,818	7,308	6,732
General and administrative	1,399	1,532	6,108	6,087

Total operating expenses	8,125	7,779	31,325	29,380

Operating income	3,767	1,500	9,874	4,970
Interest and other income, net	504	2,358	2,095	5,760

Income before taxes on income	4,271	3,858	11,969	10,730
Taxes on income	64	948	591	2,384

Net income	$4,207	$2,910	$11,378	$8,346

Basic earnings per share	$0.19	$0.14	$0.54	$0.42

Diluted earnings per share	$0.18	$0.14	$0.51	$0.41
Weighted-average number of Common Stock used in computation of earnings per share (in thousands):
Basic	22,029	20,101	21,251	19,717
Diluted	23,367	21,375	22,430	20,411

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures
(U.S. Dollars in thousands, except per share amounts)

	Quarter ended				Year ended
	December 31,				December 31,
	2010		2009		2010		2009
	Unaudited		Unaudited		Unaudited		Unaudited
GAAP net income	4,207		2,910		11,378		8,346
Equity-based compensation expense included in cost of revenue	21		25		77		115
Equity-based compensation expense included in research and development expenses	163		184		652		873
Equity-based compensation expense included in sales and marketing expenses	80		148		380		590
Equity-based compensation expense included in general and administrative expenses	207		353		1,023		1,342
Other income	—		(1,811	)(1)	—		(3,712	)(2)
Taxes on income (benefit)	(342	)(3)	572	(1)	(842	)(3)	1,115	(2)

Non-GAAP net income	4,336		2,381		12,668		8,669

GAAP weighted-average number of Common Stock used in computation of diluted earnings per share (in thousands)	23,367		21,375		22,430		20,411

Weighted-average number of shares related to outstanding options	49		105		60		52

Weighted-average number of Common Stock used in computation of diluted earnings per share, excluding equity-based compensation expense; capital gains associated with CEVA’s equity divestment of GloNav Inc., and related tax expense associated with the capital gains (in thousands)	23,416		21,480		22,490		20,463

GAAP diluted earnings per share	$0.18		$0.14		$0.51		$0.41
Equity-based compensation expense	$0.02		$0.03		$0.09		$0.14
Other income	—		$(0.08	)(1)	—		$(0.18	)(2)
Taxes on income (benefit)	$(0.01)		$0.02	(1)	$(0.04)		$0.05	(2)

Non-GAAP diluted earnings per share	$0.19		$0.11		$0.56		$0.42

(1)
Results for the three months ended December 31, 2009 included a capital gain of $1.8 million reported in interest and other income, net, and the applicable tax expense of $0.6 million reported in taxes on income, related to the equity divestment of GloNav Inc. to NXP Semiconductors.

(2)
Results for the year ended December 31, 2009 included a capital gain of $3.7 million reported in interest and other income, net, and the applicable tax expense of $1.1 million reported in taxes on income, related to the equity divestment of GloNav Inc. to NXP Semiconductors.

(3)
Results for the three months and for the year ended December 31, 2010 included tax gains of $0.3 and $0.8 million, respectively, reported in taxes on income, mainly related to tax benefits associated with equity-based compensation.

CEVA, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. Dollars in thousands)

	December 31,	December 31,
	2010	2009
	Unaudited	Audited
LIABILITIES AND STOCKHOLDERS’ EQUITY ASSETS

Current assets:
Cash and cash equivalents	$17,098	$12,104
Marketable securities and short term bank deposits	98,681	88,494
Trade receivables, net	5,906	5,995
Deferred tax assets	1,288	1,096
Prepaid expenses and other accounts receivables	4,609	5,345

Total current assets	127,582	113,034

Long-term investments:
Long term bank deposits	15,173	—
Severance pay fund	5,433	4,455
Deferred tax assets	574	309
Property and equipment, net	1,348	1,148
Goodwill	36,498	36,498

Total assets	$186,608	$155,444

Current liabilities:
Trade payables	$616	$530
Deferred revenues	616	432
Accrued expenses and other payables	10,521	9,735
Deferred tax liabilities	901	1,168

Total current liabilities	12,654	11,865

Accrued severance pay	5,486	4,483

Total liabilities	18,140	16,348

Stockholders’ equity:
Common Stock:	23	20
Additional paid in-capital	176,838	158,325
Other comprehensive income	317	251
Accumulated deficit	(8,710)	(19,500)

Total stockholders’ equity	168,468	139,096

Total liabilities and stockholders’ equity	$186,608	$155,444